                                                                   EXHIBIT 10(q)

                      [LETTERHEAD THE TRANZONIC COMPANIES]


June 13, 1995


Mr. Richard J. Sims
6752 Walnut Drive
Gates Mills, OH 44040

Dear Rich:

This letter is written for the purpose of modifying the Employment Agreement between you and Tranzonic dated July 1, 1992 (the "Agreement").

Section 4 of the Agreement entitled Term of Employment is hereby amended by substituting the following for the text originally constituting that Section:

                "4. Term of Employment. Subject to earlier termination as provided herein, Executive's employment hereunder shall be for a term commencing on July 1, 1992, and ending on the last day of June, 1995 unless sooner terminated pursuant to the provisions of this Agreement; provided that such term shall be automatically extended for successive renewal terms of one year each unless either party shall have given written notice to the other at least three hundred sixty (360) days prior to the expiration of the initial or renewal term then in effect that such party elects not to renew the term of Executive's employment for an additional renewal term upon expiration of the initial or renewal term then in effect."

In all other respects the Agreement is reaffirmed and remains as originally constituted. If the foregoing is complete and in accordance with your understanding of this matter, please acknowledge the same at the place provided on the copy of this letter and return it to the undersigned.

Sincerely,

/s/ Robert S. Reitman


RSReitman:sc

ACKNOWLEDGED BY:

/s/ Richard J. Sims
-------------------
Richard J. Sims